105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547• www.iec-electronics.com

Exhibit 99.1

Newark, N.Y. July 29, 2008 - IEC Electronics Corp. (OTCBB: IECE) announces its results for the third quarter of fiscal 2008, ending June 27, 2008.

The Company reported revenue of $11.9 million for the quarter and net profit of $868,000 or $0.09 per share. This compares with revenue of $11.2 million and net profit of $553,000 or $0.06 per share for the quarter ending June 29, 2007.

IEC had revenue of $35.0 million for the first nine months of fiscal 2008 and a net profit of $1,963,000 or $0.21 per share. This compares to revenue of $31.3 million for the first nine months of fiscal 2007 and a net profit of $579,000 or $0.06 per share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “This was a very good quarter, a lot was accomplished. We completed the acquisition of Val-u-Tech, refinanced the Company with M&T bank, added two new customers, settled our long standing lawsuit with GE and improved our operating profit margins.

Our operating margins improved to $585,000 or 4.9% of sales for the three months ended June 27, 2008 vs. $494,000 or 4.4% of sales for the comparable period the prior year. For the nine months concluded June 27, 2008 our operating margins improved to $1.4 million or 3.9% vs. $840,000 or 2.7% for the comparable nine month period for fiscal 2007. We expect this trend to continue for the foreseeable future.

The GE lawsuit and counter suit commenced in 2003 for events that took place in 2001. There were one time costs settling the suit and in the judgment of management it was best to put this behind us on terms that made sense to the Company. The Company also incurred one time costs for refinancing the Company and completing the Val-U-Tech acquisition. On a proforma basis without these non-recurring costs our Net Income before Tax for the three months ending June 27, 2008 would have been $479,000 vs. the reported $177,000.

We have owned and operated Val-U-Tech for one month and are in the early stages of the integration process. We have started our cross-selling activities and they look promising. However, our primary effort is merging our information technology for financial, manufacturing, and quality systems into one company-wide platform. Our best estimate is that this will take us the next six months to complete.

Our two new customers are in diverse industries. One is in the medical sector - an area we have targeted for expanding. The other new customer is in the already important Military and Aerospace sector. We expect to experience production volumes for both new customers during next fiscal quarter.

Looking ahead, we see our sales and margins improving as we continue to integrate the Val-U-Tech acquisition and continue to steadily improve the contract manufacturing operating efficiency. We expect our consolidated sales will increase for next quarter to between $14.5 to $15.5 million and our operating margin will commensurately increase and as a percentage of sales increase to between 5.1% - 5.5%. As we have said previously, we believe the Company is moving in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

As a full service EMS provider, AS9100 and IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC’s second quarter 2007 results can be found on its web site at www.iec-electronics.com/documents/finance/Q3-2008pressrelease
The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan	John Nesbett / Jennifer Belodeau
IEC Electronics Corp.	Institutional Marketing Services
(315) 332-4262	(203) 972-9200
hkeenan@iec-electronics.com	JNesbett@InstitutionalMS.com